August 9, 2022

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of V2X, Inc.'s Form 8-K dated August 9, 2022, and have the following comments:

1.We agree with the statements made in the first through fifth paragraphs.

2.We have no basis on which to agree or disagree with the statements made in the sixth paragraph.

Yours truly,

/s/ Deloitte & Touche LLP